Exhibit 10.78

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

DENVER LOWRY JV, LLC

A Delaware Limited Liability Company

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
DENVER LOWRY JV, LLC

This Amended and Restated Limited Liability Company Agreement (the “Agreement”) of DENVER LOWRY JV, LLC, a Delaware limited liability company (the “Company”), is entered into as of the 14th day of October, 2005, by DENVER LOWRY SENIOR HOUSING, LLC, a Delaware limited liability company (“CNL”), and ARC LOWRY, LLC, a Tennessee limited liability company (“ARC”), as members (CNL and ARC are sometimes referred to herein as the “Members” or individually as a “Member”).

Preamble:

WHEREAS, pursuant to the Certificate of Formation of the Company filed in the office of the Delaware Secretary of State on October 11, 2005, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act;

WHEREAS, the parties entered into that certain Limited Liability Company Agreement of the Company on October 14, 2005 (the “Original LLC Agreement”) for the purpose of setting forth and agreeing upon their respective rights, duties and responsibilities with respect to the management and affairs of the Company and memorializing certain other agreements between them with respect to the Company and their interests therein; and

WHEREAS, the parties desire to amend and restate the Original LLC Agreement in its entirety.

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements set forth herein, the contributions to the capital of the Company made and to be made hereunder, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

The following terms used in this Agreement, unless the context otherwise requires, shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

“Actual TCCO” means the actual costs incurred by or on behalf of the Company until such time as the development and construction of the Senior Living Facility is completed and a certificate of occupancy is granted.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in a Member’s Capital Account, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account, the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d), and shall be interpreted consistently therewith.

“Advisor” means CNL Capital Corp., a Florida corporation, its successors and/or assigns.

“Affiliate” means, when used with reference to any Person, (i) any Person that, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, or owns a greater than fifty percent (50%) interest in the specified Person (the term “control” for this purpose, shall mean the ability, whether by the ownership of shares or other equity interest, by contract or otherwise, to elect a majority of the directors of a corporation, independently to select the managing partner of a partnership or the manager or managers of a limited liability company, or otherwise to have the power independently to remove and then select a majority of those Persons exercising governing authority over an entity, and control shall be conclusively presumed in the case of the direct or indirect ownership of fifty percent (50%) or more of the equity interests in the specified Person); and (ii) a spouse, parent, sibling, or issue of such Person.

“Agreement” or “this Agreement” means this Amended and Restated Limited Liability Company Agreement of Denver Lowry JV, LLC, as originally executed and as it may be amended from time to time.

“Approval of the Members” and “Approved by the Members” means the unanimous written approval of all of the Members.

“ARC TCCO Capital” means the funds advanced to the Company by ARC or caused to be advanced to the Company by ARC (irrespective of whether such funds are advanced directly from ARC, indirectly from its ultimate parent American Retirement Corporation, a Tennessee corporation, or indirectly from any affiliate thereof) pursuant to Section 3.2(b) to fund the amount by which Actual TCCO exceeds Budgeted TCCO.

“Bankrupt Member” means any Member (a) that (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for the Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member’s properties or of all or any substantial part thereof; or (b) against which, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and sixty (60) days have expired without dismissal thereof or with respect to which, without the Member’s consent or acquiescence, a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s properties has been appointed and sixty (60) days have expired without the appointments having been vacated or stayed, or sixty (60) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Budgeted TCCO” means the costs budgeted by the Company (as more fully set forth on Exhibit E attached hereto) for the development and construction of the Senior Living Facility until such Senior Living Facility is complete and a certificate of occupancy is granted.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of Colorado.

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with the following provisions:

(i) To each Member’s Capital Account there shall be credited (a) such Member’s Capital Contributions, (b) such Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 4.3 or Section 4.4 hereof, and (c) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member. The principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2);

(ii) To each Member’s Capital Account there shall be debited (a) the amount of money and the Gross Asset Value of Property distributed to such Member pursuant to any provision of this Agreement, (b) such Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 4.3 or Section 4.4 hereof, and (c) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company;

(iii) In the event an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest; and

(iv) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Manager determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Members), are computed in order to comply with such Regulations, the Manager may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article 11 hereof upon the dissolution of the Company. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Contributions” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the Interest in the Company held or purchased by such Member.

“Capital Proceeds” shall mean the cash proceeds (net of costs, expenses, any amounts required to be paid into escrow and any debts required to be paid pursuant to the transaction generating such proceeds or pursuant to any Company financing) from:

(a) the sale, exchange or other disposition of any portion of the Property or the Senior Living Facility, other than those resulting in, or in the course of, the liquidation and dissolution of the Company, which shall be governed by Article XI hereof;

(b) any mortgage financing or refinancing of any mortgage loans on the Property or the Senior Living Facility (including any permanent loan), but not including any advances borrowed by the Company under the terms of the Construction Loan or any Member Loan; or

(c) any condemnation, casualty insurance or any other nonrecurring proceeds not used for the restoration of the Property or the Senior Living Facility.

“Capital Transactions” means any transaction that produces Capital Proceeds.

“Certificate” means the Certificate of Formation of the Company that was filed with the Delaware Secretary of State, as the same may be amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of succeeding law).

“Company” means the limited liability company created by the filing of the Certificate, as the Company may from time to time be constituted.

“Company Minimum Gain” has the meaning given to the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Construction Lender” means GMAC Commercial Mortgage Corporation.

“Construction Loan” means the first mortgage construction/mini-perm loan provided by the Construction Lender to the Company in an amount up to Twenty-five Million Four Hundred Eighty Thousand and No/100s Dollars ($25,480,000.00) for the development of the Property and the construction of the Senior Living Facility.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or any other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

“Development Fee” shall have the meaning set forth in Section 8.1 hereof.

“Effective Date” means October 14, 2005.

“Event of Bankruptcy” shall mean any event that causes a Member to be deemed a Bankrupt Member.

“Fiscal Year” means the Fiscal Year of the Company, which shall be the calendar year.

“Force Majeure” shall have the meaning set forth in Section 14.4 hereof.

“Governmental Authority” shall mean any board, bureau, commission, department or body of any municipal, county, state or federal governmental or quasi-governmental unit, or any subdivision thereof, having or acquiring jurisdiction over the Property or any portion thereof or the management, operation, use or improvement thereof.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Majority in Interest of the Members;

(ii) The Gross Asset Value of each Company asset shall be adjusted to equal its respective gross fair market value (taking into account Code Section 7701(g)), as determined by the Manager, as of the following times: (a) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an Interest in the Company; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that an adjustment described in clauses (a) and (b) of this subparagraph (ii) shall be made only if the Manager reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(iii) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value (taking into account Code Section 7701(g)) of such asset on the date of distribution as determined by the Manager; and

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Net Profits” and “Net Loss” or Section 4.3(g); provided, however, that Gross Asset Values shall not be adjusted under this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Profits and Net Loss.

“Initial Capital Contributions” means, with respect to each Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company by CNL and ARC as reflected on Exhibit B attached hereto.

“Interest” means, as to any Member, all of the limited liability company interest of that Member in the Company, including, but not limited to, such Member’s (i) Capital Account, (ii) right to allocations of items of income, gain, loss, deduction and credit of the Company in accordance with the terms of this Agreement, and (iii) right to a distributive share of the Company’s assets.

“Investment Return” means, as and only to CNL, a one-time non-annualized non-compounded return equal to the product obtained by multiplying (i) CNL’s Initial Capital Contribution as set forth on Exhibit B by (ii) eleven and twelve one hundredths percent (11.12%).

“Loan Documents” shall have the meaning given to such term in Section 2.3(b)(iii) hereof.

“Major Condemnation” means an event in which all or substantially all of the Senior Living Facility shall be taken in an eminent domain, condemnation, compulsory acquisition or similar proceeding by any competent authority for any public or quasi-public use or purpose, or an event in which a portion of the Senior Living Facility shall be so taken, but the result is that it is unreasonable to continue to operate the Senior Living Facility in accordance with the standards required under the Management Agreement.

“Majority in Interest of the Members” means Members who collectively own more than fifty percent (50%) of the Percentage Interests. Where such term is prefaced by a modifying fraction or percentage, which is greater than fifty percent (50%), e.g. “two-thirds,” then the modified term means Members who collectively own at least the stated fraction or percentage of the Percentage Interests.

“Management Agreement” means that certain Management Agreement by and between the Property Manager and the Company regarding the management of the Property.

“Manager” means ARC Lowry, LLC, a Tennessee limited liability company, in its capacity as the Manager of the Company pursuant to the terms and provisions of this Agreement, and any other Person that becomes a Manager of the Company pursuant to Section 6.5 hereof.

“Member” means any one of the Members.

“Members” means all Persons admitted to the Company as a Member, initially CNL and ARC.

“Member Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each Member Nonrecourse Debt equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning given to the term “partner nonrecourse deductions” in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Net Cash Flow” means the gross cash proceeds of the Company less the portion thereof used to pay or establish reserves for all Company expenses (including any Development Fees, Management Fees, Financing Fees and corporate maintenance expenses), debt payments, capital improvements, replacements, and contingencies, all as determined by the Manager. “Net Cash Flow” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

“Net Profit” and “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or taxable loss for such Fiscal Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B), or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Loss pursuant to this definition, shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” hereinabove; and

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits and Net Loss;

(vii) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 4.3 or Section 4.4 below shall not be taken into account in computing Net Profits or Net Loss; and

(viii) The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 4.3 and 4.4 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Nonrecourse Deductions” has the meaning given to such term in Regulations Section 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning given to such term in Regulations Section 1.704-2(b)(3).

“ODA Advances” means the advances made by ARC or an affiliate thereof to the Company as required by the Operating Deficits Guaranty.

“ODA Advances Account” means an account maintained by the Company for ARC. The ODA Advances Account shall be credited (increased) with the ODA Advances as and when made by ARC to the Company, credited (increased) by the ODA Advances Return and debited (decreased) by amounts distributed to ARC pursuant to Sections 5.1(a), 5.2(a) and 5.2(j).

“ODA Advances Return” means an amount computed as if ARC were earning a rate of interest equal to five percent (5%) per annum, calculated monthly and non-compounded, on the outstanding balance of ARC’s ODA Advances. The ODA Advances Return shall be calculated from and after the date on which ODA Advances are made until the date of distribution to ARC.

“Operating Deficits Guaranty” means that certain Operating Deficits Guaranty entered into by and between American Retirement Corporation, a Tennessee corporation, and the Construction Lender entered into in connection with the Construction Loan.

“Percentage Interest” means, with respect to any Member, the Interest of the Member in the Company expressed as a percentage for the purposes of allocating items of income, gain, loss, deduction and credit of the Company and making distributions of cash pursuant to the terms of this Agreement and determining the respective voting rights of the Members hereunder. The Percentage Interest of the Members are set forth on Exhibit B attached hereto.

“Person” means any individual, partnership, corporation, limited liability company, trust, estate, or other entity.

“Preamble” means the preamble to this Agreement appearing prior to this Article 1.

“Prime Rate” means the prime rate of interest as published in the “Money Rates” section of the Eastern Edition of the Wall Street Journal.

“Property” means the real property described on Exhibit A attached hereto.

“Property Manager” means ARC MANAGEMENT, LLC, a Tennessee limited liability company, in its capacity as the manager of the Property pursuant to the terms and conditions of the Management Agreement, and any successor Person employed by the Company as manager of the Property pursuant to the terms and conditions of a property management agreement.

“Regulations” means the permanent and temporary Income Tax Regulations, and all amendments, modifications, and supplements thereof, from time to time promulgated by the Department of the Treasury under the Code.

“Senior Living Facility” means the senior residential facility to be developed and constructed on the Property consisting of approximately one hundred and thirty-two (132) independent living units, thirty-one (31) assisted living units and sixty (60) skilled nursing beds.

“Subsidiary” will mean any Person at least fifty-one percent (51%) owned, directly or indirectly, by another Person.

“Substituted Member” has the meaning given to such term in Section 9.2.

“Total Casualty” will mean any fire or other casualty which results in damage to the Senior Living Facility and its contents to the extent that it would be commercially impractical to undertake to repair and/or replace the Senior Living Facility to substantially the same condition as previously existed.

“Unreturned Capital Contributions” means, with respect to each Member, as of any date, an amount equal to the aggregate Capital Contributions made by such Member, less, as to such Member, the total cash distributions made to such Member in return of such Capital Contributions pursuant to Sections 5.1(c), 5.2(b), 5.2(d), 5.2(k) and 5.2(n).

Terms defined in the Preamble have the meaning therein specified. To the extent that terms bearing initial upper case letters appear in this Agreement but are not defined in the Preamble or in this Article, such terms shall have the meaning set forth elsewhere in this Agreement.

ARTICLE 2
FORMATION OF COMPANY, NAME, ETC.

2.1 Formation. The Company was formed by the filing of the Certificate with the Secretary of State of the State of Delaware (the “Secretary of State”) pursuant to the applicable provisions of the Act. Chris Haley, as an “authorized person” within the meaning of the Act, executed, delivered and filed the Certificate with the Secretary of State. Upon the filing of the Certificate, his powers ceased and the Manager thereupon became the designated “authorized person.”

2.2 Name. The name of the Company shall be Denver Lowry JV, LLC and the business and affairs of the Company shall be conducted under that name or such other name as may be Approved by the Members from time to time.

2.3 Limited Purpose of Company.

(a) The Company is organized for the limited purpose of acquiring, owning, and managing certain real property located in Denver, Colorado, more particularly described on Exhibit A attached hereto (the “Property”), and developing and constructing the Senior Living Facility.

(b) Subject to Section 6.2, the Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company, including, but not limited to, full power and authority to:

(i) enter into, perform and carry out contracts of any kind;

(ii) acquire, own, manage, improve and develop the Property and the Senior Living Facility, and lease, exchange, sell, transfer and dispose of the Property and the Senior Living Facility;

(iii) finance the acquisition of the Property and the development of the Senior Living Facility by executing the necessary Loan documentation (the “Loan Documents”), and effecting the transactions contemplated therein and, in connection with any such financing arrangement, to pledge as security all or substantially all of its assets including, without limitation, all of its right, title and interest in and to the Property and the Senior Living Facility;

(iv) to repay such financing through any lawful means, including, without limitation, the sale or transfer of the Property and the Senior Living Facility in connection with a tax-free like kind exchange under Section 1031 of the Code; and

(v) to engage in any lawful act or activity, to enter into any agreement or other undertaking and to exercise any powers permitted to limited liability companies organized under the Act that, in any such case, are incidental to and necessary or convenient for the accomplishment of the above mentioned purposes.

2.4 Term. The Effective Date of this Agreement is October __, 2005, and the term of the Company shall be perpetual, unless earlier dissolved and terminated (and not reconstituted by at least a Majority in Interest of the remaining Members, as provided for in this Agreement) pursuant to the Act or any provision of this Agreement.

2.5 Principal Office. The Company’s principal office shall initially be located at 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027. The Manager may change the location of the Company’s principal office from time to time or establish and maintain additional places of business for the Company, and shall make any filing and take any other action required by applicable law in connection with the change.

2.6 Separateness from Affiliates. The Company shall, and the Members and the Manager also shall cause the Company to:

(a) be legally and in fact separate from any other Person;

(b) conduct its business in its own name and to use its own name for the purposes of obtaining required registrations, licenses and permits (whether governmental, administrative or otherwise) necessary to the conduct of its business;

(c) correct any known misunderstandings regarding its separate identity;

(d) maintain its books and records separate from those of any other Person and, if required by law to file tax returns, file its tax returns separate from those of any other Person;

(e) maintain its funds and accounts separate from those of any other Person;

(f) not commingle its assets with those of the Members or any other Person (except as contemplated by the Loan Documents);

(g) maintain its financial statements separate from the financial statements of any other Person; provided, however, that nothing contained herein shall prohibit the inclusion of the Company in consolidated financial statements with other entities as long as the Company’s separate existence is noted in any such statements;

(h) use stationery, invoices and checks separate from those of any other Person;

(i) pay its liabilities out of its own funds, provided, however, the foregoing shall not require the Members to make any additional Capital Contributions to the Company, except as otherwise required by this Agreement;

(j) not acquire obligations or securities of the Members or its Affiliates;

(k) pay the salaries of its employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations, provided, however, the foregoing shall not require the Members to make any additional Capital Contributions to the Company, except as otherwise required by this Agreement;

(l) allocate fairly and reasonably any overhead for shared office space;

(m) maintain adequate capital in light of its contemplated business operations and purpose, provided, however, the foregoing shall not require the Members to make any additional Capital Contributions to the Company, except as otherwise required by this Agreement;

(n) limit the debt of the Company to the debt incurred in the ordinary course of business and debt incurred as described in Section 2.3 hereof;

(o) not guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of others or, except as provided in Section 2.3 hereof, allow others to guarantee or become liable on the debts of the Company;

(p) except as described in Section 2.3 hereof, not pledge its assets for the benefit of any other Person or make any loans or advances to any Person;

(q) not make loans to any other Person or buy or hold evidence of indebtedness issued by any other Person (except for cash and investment-grade securities);

(r) observe all Delaware limited liability company formalities;

(s) maintain an arm’s-length relationship with its Affiliates; and

(t) not take any action if, as a result of such action, the Company would be required to register as an investment company under the Investment Company Act of 1940, as amended.

ARTICLE 3
CAPITAL CONTRIBUTIONS;CAPITAL ACCOUNTS

3.1 Initial Capital Contributions. The Members shall contribute the amount of capital opposite their names as set forth on Exhibit B attached hereto (the contributions set forth on Exhibit B shall be referred to herein as the “Initial Capital Contributions”). The Members acknowledge and agree that such Initial Capital Contributions may be made at any time, but in any event, shall be made at such times and in such amounts as are needed to fund costs and expenses for the development and construction of the Property and the Senior Living Facility and that the full funding of such Initial Capital Contributions is required by the Construction Lender as a condition precedent to any draws being made by the Company under the Construction Loan. Within five (5) business days following the date upon which the Members receive a notice to fund from the Manager, the Members shall contribute to the Company, an amount determined by multiplying that Member’s Percentage Interest by the funding required in the Manager’s notice. In the event that either Member, for whatever reason (other than a payment timing delay due to an event of Force Majeure; provided, however, that in no event shall a payment be delayed for more than thirty (30) days), fails to fully contribute the aggregate amount of its Initial Capital Contribution as set forth on Exhibit B pursuant to this Section 3.1, (i) such Member’s Interest in the Company shall be forfeited and any and all rights with respect to such Interest, including without limitation, such Member’s right to vote and receive distributions, shall immediately terminate and (ii) any amounts previously contributed to the Company by such Member shall be retained by the Company and its members as liquidated damages for such Member’s breach its funding obligation. The Members hereby agree and acknowledge that, in the event of a failure of a Member to fully fund its Initial Capital Contribution as set forth on Exhibit B, actual damages will be difficult to ascertain and, as such, the forfeiture of such Member’s Interests as liquidated damages is an appropriate remedy.

3.2 Member Loans.

(a) In General. In order to satisfy its financial needs, the Company may borrow funds from ARC or CNL or one of their Affiliates (each a “Member Loan”). Unless otherwise designated in the loan agreements or accompanying documents, repayment of principal and interest on such loans will be solely the obligation of the Company and not of the Members. Any loans to the Company from ARC, CNL or one of their respective Affiliates shall be Approved by the Members and, except as provided in Sections 3.2(b) and (c) below, shall bear interest at the Prime Rate.

(b) ARC TCCO Advances. In the event that Actual TCCO exceeds the Budgeted TCCO prior to such time as the Senior Living Facility obtains a certificate of occupancy and such excess is a result of events not constituting Force Majeure, ARC shall advance the cost of such overruns by (i) first, providing up to Seven Hundred Fifty Thousand Dollars ($750,000) of its own funds (which advances shall not be repaid and shall not be deemed a Member Loan or any other type of loan) and (ii) second, advancing ARC TCCO Capital. Any ARC TCCO Capital advanced by ARC pursuant to this Section 3.2(b) shall not be treated as a Capital Contribution, but instead, shall be treated as a Member Loan that shall be repaid by the Company pursuant to Sections 5.2(f) and 5.2(p) hereof, which Sections establish only the priority of repayment of such Member Loan and shall not cause the repayments to be treated as “distributions” for purposes of maintaining Capital Accounts.

(c) ARC ODA Advances. Following receipt of a certificate of occupancy for the Senior Living Facility, ARC shall make ODA Advances as and when required pursuant to the Operating Deficit Guaranty. Any ODA Advances advanced by ARC pursuant to this Section 3.2(c) shall not be treated as a Capital Contribution, but instead, shall be treated as a Member Loan that shall be repaid by the Company pursuant to Sections 5.1(a), 5.2(a) and 5.2(j) hereof, which Sections establish only the priority of repayment of such Member Loan and shall not cause the repayments to be treated as “distributions” for purposes of maintaining Capital Accounts. The Manager shall provide monthly reconciliation statements to the Members regarding the ODA Advances Account pursuant to Section 3.5 hereof.

(d) No Default. If ARC has met its obligations to advance ARC TCCO Capital and/or ARC ODA Advances pursuant to this Section 3.2 and, in spite of these advances, the Company is still without sufficient funds to meet its needs, ARC will not be in default of this Agreement. Further, it shall not be a default under this Agreement if ARC does not make an ODA Advance as a result of an ongoing material breach or violation of this Agreement by CNL, CNL’s unreasonable and/or bad faith refusal to grant a requested consent or approval under the Management Agreement which results in an increased ODA Advance, or the Manager’s unreasonable and/or bad faith refusal to grant a requested consent or approval under the Management Agreement which results in an increased operating cost, if the Manager is not an Affiliate of ARC.

3.3 Return of Capital. No Member shall have any liability for the return of any Member’s Capital Contributions. A Member shall not receive out of the Company’s property all or any part of such Member’s Capital Contributions except as provided in Sections 5.1 and 5.2 hereof.

3.4 Capital Accounts. The Company shall maintain for each Member an account designated as such Member’s Capital Account. The Capital Accounts shall be maintained in accordance with Section 1.704-1(b)(2)(iv) of the Regulations, and the items of income, profit, gain, expenditures, deductions and losses which increase or decrease such capital accounts shall be those items which, pursuant to such Regulations, affect the balance of capital accounts.

3.5 ODA Advance Account. The Company shall maintain an account designated as ARC’s ODA Advance Account, which account shall be credited (increased) by each ODA Advance as and when made by ARC to the Company, credited (increased) by each ODA Advances Return and debited (decreased) by amounts distributed to ARC pursuant to Sections 5.1(a), 5.2(a) and 5.2(j). The Manager shall provide monthly reconciliation statements to the Members regarding such ODA Advance Account.

ARTICLE 4
ALLOCATIONS OF PROFITS AND LOSSES

As of the end of each Fiscal Year, the Company’s Net Profit or Net Loss and each item of income, gain, loss and deduction related thereto, as well as other items of income, gain, loss or deduction which are subject to special allocation provisions, shall be allocated to the Capital Accounts of the Members and for federal income tax purposes pursuant to the following Sections of this Article 4.

4.1 Allocation of Net Loss. After giving effect to the special allocations set forth in Section 4.3 and Section 4.4 hereof, if there is a Net Loss for any Fiscal Year, such Net Loss shall be allocated as set forth in Section 4.1(a) below, subject to the limitations in Section 4.1(b) below:

(a) Net Loss for any Fiscal Year shall be allocated in the following order and priority:

(i) First, to the Members, proportionately in accordance with their respective Percentage Interests, in an amount equal to the excess, if any, of (A) the cumulative Net Profits allocated pursuant to Section 4.2(c) hereof for all prior Fiscal Years, over (B) the cumulative Net Losses allocated pursuant to this Section 4.1(a)(i) for all prior Fiscal Years;

(ii) Second, one hundred percent (100%) to CNL, in an amount equal to the excess, if any, of (A) the cumulative Net Profits allocated pursuant to Section 4.2(b) hereof for all prior Fiscal Years, over (B) the cumulative Net Losses allocated pursuant to this Section 4.1(a)(ii) for all prior Fiscal Years;

(iii) The balance, if any, to the Members in proportion to their respective Percentage Interests.

(b) Notwithstanding the allocations set forth in Section 4.1(a), no amount of Net Loss shall be allocated to any Member if such allocation would cause such Member to have an Adjusted Capital Account Deficit. The amount of the allocation of Net Loss which would otherwise have caused a Member to have an Adjusted Capital Account Deficit shall instead be allocated to those Members who would not have an Adjusted Capital Account Deficit as a result of the allocation in proportion to their Percentage Interests. If no Member may be allocated a Net Loss without creating or increasing an Adjusted Capital Account Deficit, then all further Net Loss shall be allocated among the Members in accordance with their Percentage Interests.

4.2 Allocation of Net Profits. After giving effect to the special and curative allocations set forth in Section 4.3 and Section 4.4, Net Profit for each Fiscal Year or part thereof shall be allocated to the Members in the following manner and order of priority:

(a) First, to the Members, in proportion to their respective Percentage Interests, in an amount equal to the excess, if any, of (i) the cumulative Net Losses allocated pursuant to Section 4.1(a)(iii) hereof for all prior Fiscal Years, over (ii) the cumulative Net Profits allocated pursuant to this Section 4.2(a) for all prior Fiscal Years;

(b) Second, to CNL in an amount equal to the excess, if any, of (i) the sum of (A) CNL’s Investment Return and (B) the cumulative Net Losses allocated pursuant to Section 4.1(a)(ii) for all prior Fiscal Years, over (ii) the cumulative Net Profits allocated pursuant to this Section 4.2(b) for all prior Fiscal Years; and

(c) The balance, if any, to the Members in accordance with their respective Percentage Interests.

4.3 Special Allocations. Prior to the allocations pursuant to Section 4.1 and Section 4.2 hereof, items of income, gain, loss and deduction for the Year shall be allocated in accordance with the following provisions of this Section 4.3 to the extent such provisions are applicable in determining Net Profit or Net Loss.

(a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704.2(f), notwithstanding any other provision of this Article 4, if there is a net decrease in Company Minimum Gain during any taxable year, each Member shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement set forth in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article 5, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any taxable year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement set forth in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to each such Member in an amount sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided, however, that an allocation pursuant to this Section 4.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 4 have been tentatively made as if this Section 4.3(c) were not in the Agreement.

(d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any taxable year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 4.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 4 have been made as if Section 4.3(c) and this Section 4.3(d) were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period shall be allocated to the Members in proportion to their respective Percentage Interests.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any taxable year shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv) (m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h) Capital Items. All or a portion of the remaining items of Company income or gain for the Fiscal Year, if any, shall be specially allocated to the Members in proportion to and to the extent of the excess, if any, of (i) the aggregate distributions each Member has received pursuant to Sections 5.2(c), 5.2(e), 5.2(g), 5.2(h), 5.2(i), 5.2(l), 5.2(m), 5.2(o), 5.2(q), 5.2(r), and 5.2(s) over (ii) the cumulative items of income and gain allocated to such Member pursuant to this Section 4.3(h) for all prior Fiscal Years.

4.4 Curative Allocations. The allocations set forth in Sections 4.1(b), 4.3(a), 4.3(b), 4.3(c), 4.3(d), 4.3(e), 4.3(f) and 4.3(g), (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 4.4. Therefore, notwithstanding any other provision of this Article 4 (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 4.1 and 4.2.

4.5 Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c), and the Regulations promulgated thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the traditional method as set forth in Regulations Section 1.704-3(b), unless some other method is agreed upon by the Members.

In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

4.6 Allocations for Year of Liquidation. After giving effect to the special allocations set forth in Sections 4.3 and 4.4 hereof, the amount of Net Profit or Net Loss for the Fiscal Year in which the Company is dissolved, and each item of income, gain, loss and deduction related thereto, shall be allocated to the Members in an manner so that the distributions to each Member pursuant to Article 11 shall, to the greatest extent possible, be equal to that amount that each such Member would receive under Section 5.2 if the amounts to be distributed by the Company in connection with such dissolution were instead distribute under such Section 5.2.

ARTICLE 5
DISTRIBUTIONS

5.1 Distribution of Net Cash Flow. Except as otherwise provided in Section 5.4 hereof, distributions of Net Cash Flow, if any, shall, unless otherwise Approved by the Members, be distributed to the Members within fifteen (15) days after the end of each Fiscal Year quarter and shall be apportioned among the Members as follows:

(a) First, to ARC until the balance of its ODA Advances Account has been reduced to zero;

(b) Next, to CNL to the extent of its unpaid Investment Return until its Investment Return has been paid in full;

(c) Next, to the Members, to the extent of and in proportion to the Unreturned Capital Contributions of each, until such Unreturned Capital Contributions have been returned in full; and

(d) The balance, if any, to the Members in accordance with their respective Percentage Interests.

Notwithstanding the foregoing, during any period in which ARC or one of its Affiliates is not serving as the Property Manager, all Net Cash Flow remaining after the repayment of ARC’s ODA Advances Account in accordance with Section 5.1(a) shall be distributed to CNL.

5.2 Distribution of Capital Proceeds. Except as provided in Section 5.4 hereof, distributions of all or any portion of Capital Proceeds shall be made within thirty (30) days of the event giving rise to the Capital Proceeds, and shall be apportioned among the Members as follows:

(a) First, to ARC until the balance of its ODA Advances Account has been reduced to zero;

(b) Next, to CNL until its Unreturned Capital Contribution has been returned in full;

(c) Next, to CNL to the extent of its unpaid Investment Return until its Investment Return has been paid in full;

(d) Next, to ARC until its Unreturned Capital Contribution has been returned in full;

(e) Next, to CNL until it has received a thirteen and one-half percent (13.5%) return on its Initial Capital Contribution, calculated per annum, compounded quarterly, to be calculated from the date on which such Initial Capital Contributions, or portions thereof, are made;

(f) Next, to ARC until its ARC TCCO Capital has been repaid in full;

(g) Next, to ARC until it has received a thirteen and one-half percent (13.5%) return on its Initial Capital Contribution, calculated per annum, compounded quarterly, to be calculated from the date on which such Initial Capital Contributions, or portions thereof, are made;

(h) Next, eighty percent (80%) to CNL and twenty percent (20%) to ARC until such time as CNL has received a total return of twenty percent (20%) on its Initial Capital Contribution, calculated with per annum, compounded quarterly, to be calculated from the date on which such Initial Capital Contributions, or portions thereof, are made; and

(i) The balance, if any, seventy percent (70%) to ARC and thirty percent (30%) to CNL.

Notwithstanding the foregoing, if ARC or one of its Affiliates is not serving as the Property Manager, distributions of all or any portion of Capital Proceeds shall be made within sixty (60) days of the event giving rise to the Capital Proceeds, and shall be apportioned among the Members as follows:

(j) First, to ARC until the balance of its ODA Advances Account has been reduced to zero;

(k) Next, to CNL until its Unreturned Capital Contribution has been returned in full;

(l) Next, to CNL to the extent of its unpaid Investment Return until its Investment Return has been paid in full;

(m) Next, to CNL until it has received an eight percent (8%) return on its Initial Capital Contribution, calculated per annum, compounded quarterly, to be calculated from the date on which such Initial Capital Contributions, or portions thereof, are made;

(n) Next, to ARC until its Unreturned Capital Contribution has been returned in full;

(o) Next, to CNL until it has received a thirteen and one-half percent (13.5%) return on its Initial Capital Contribution, calculated per annum, compounded quarterly, to be calculated from the date on which such Initial Capital Contributions, or portions thereof, are made;

(p) Next, to ARC until its ARC TCCO Capital has been repaid in full;

(q) Next, to ARC until it has received a thirteen and one-half percent (13.5%) return on its Initial Capital Contribution, calculated per annum, compounded quarterly, to be calculated from the date on which such Initial Capital Contributions, or portions thereof, are made;

(r) Next, eighty percent (80%) to CNL and twenty percent (20%) to ARC until such time as CNL has received a total return of twenty percent (20%) on its Initial Capital Contribution, calculated per annum, compounded quarterly, to be calculated from the date on which such Initial Capital Contributions, or portions thereof, are made; and

(s) The balance, if any, seventy percent (70%) to ARC and thirty percent (30%) to CNL.

5.3 Distributions in Kind. If any of the Company’s assets are to be distributed in kind rather than sold, such assets shall be distributed on the basis of the fair market value thereof and any Member entitled to any interest in such assets pursuant to this Section 5.3 shall receive such interest therein as a tenant-in-common with all other Members so entitled. Unless otherwise agreed by all of the Members, the fair market value of such assets shall be equal to an appraisal or appraisals prepared by one or more appraisers selected by the Manager and paid for by the Company. Such appraiser(s) must have a “MAI” designation or its equivalent and substantial experience appraising commercial real estate in the counties and states in which the assets to be appraised are located.

5.4 Limitation on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law.

ARTICLE 6
MANAGEMENT OF THE COMPANY

6.1 Management by Manager. The Members hereby appoint ARC Lowry, LLC as the initial Manager of the Company. The overall management and control of the business and affairs of the Company shall be vested in the Manager, who shall have all powers permitted under the Act as well as all other powers necessary or desirable for the performance by it of all of its duties and obligations as the Manager of the Company. The Manager shall devote such time to the Company as shall be reasonably required for its welfare and success. By way of illustration, but not in limitation, the powers and duties of the Manager shall include the following:

(a) Protect and preserve the titles and interests of the Company in the Company’s assets;

(b) Subject to Sections 6.2 and 6.3, purchase real property and any other assets necessary or appropriate for the conduct of the Company’s business;

(c) Subject to Sections 6.2 and 6.3, borrow money on behalf of the Company for Company purposes and encumber the Company’s assets to secure the Loan;

(d) To the extent Company funds are available, pay all taxes, assessments, and other impositions applicable to the Company and the Company’s assets;

(e) Subject to Sections 6.2 and 6.3, sell, lease, exchange, mortgage, or otherwise dispose of the Company’s assets or any interest therein in the ordinary course of the Company’s business;

(f) Retain, discharge and replace the Company’s accountants and attorneys, and hire and fire employees of the Company and other persons necessary or appropriate to carry out the business of the Company;

(g) To the extent that funds of the Company are available from time to time, pay all current debts and other obligations of the Company, and invest funds that are temporarily not required for Company purposes in any short-term, highly liquid investments with appropriate safety of principal;

(h) Maintain all funds of the Company in one or more bank accounts in such bank or banks as the Manager may from time to time select; provided, however that any such account will bear interest at market rates;

(i) Procure and maintain, at the expense of the Company, insurance policies covering the assets and operations of the Company; and

(j) Perform other normal business functions and otherwise operate and manage the business and affairs of the Company.

6.2 Unanimous Major Decisions. Notwithstanding any other provision hereof and in addition to those matters which pursuant to any other provisions of this Agreement require the approval of one or more of the Members, the Company may not take any action or incur any obligation binding on the Company within the scope of any of the actions or decisions listed below (each a “Unanimous Major Decision” and together, the “Unanimous Major Decisions”) unless and until the Unanimous Major Decision has been Approved by the Members, provided that in the event that ARC Management, LLC is no longer the Property Manager pursuant to the Management Agreement, Unanimous Major Decisions shall be approved by a Majority in Interest of the Members:

(a) entering into any single contract, agreement or transaction in excess of two hundred fifty thousand dollars ($250,000.00), provided that such contract, agreement or transaction is terminable without penalty upon thirty (30) days notice;

(b) except for the Management Agreement attached hereto as Exhibit C and the Development Agreement attached hereto as Exhibit D, entering into any contract, agreement or transaction with any Member or any Affiliate of any Member;

(c) engaging in any activity that is substantially unrelated to the objects and purposes of the Company as set forth in Section 2.3 above;

(d) amending the Certificate or any of the terms of this Agreement;

(e) doing any act that would make it impossible to carry on the ordinary business of the Company;

(f) borrowing money or incurring or refinancing indebtedness in the name of the Company, or guaranteeing the obligations of any other Person, other than equipment and vehicle financing entered into in the ordinary course of business;

(g) except for accounts receivable or pursuant to the terms of any residency agreement, lending money or extending credit to anyone;

(h) establish any reserves deemed necessary or advisable by the Manager other than any reserves that are contemplated by Budgeted TCCO;

(i) using the proceeds of an insurance claim or condemnation proceedings or other governmental taking for casualties which are less than a Total Casualty or Major Condemnation;

(j) issuing or assigning any Interests or permitting the transfer of any Interests in the Company except in accordance with the terms of this Agreement;

(k) except as provided in Section 2.3 hereof, reorganizing the Company, causing the Company to merge or consolidate with or into another Person or sell all or substantially all of its assets to another Person, or acquiring another Person or substantially all the assets of another Person;

(l) to the fullest extent permitted by law, dissolving or liquidating the Company, in whole or in part, or instituting proceedings to be adjudicated bankrupt or insolvent or taking any action that might cause the Company to become insolvent;

(m) consenting to the institution of bankruptcy or insolvency proceedings against it;

(n) filing a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency;

(o) consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property;

(p) making a general assignment for the benefit of creditors; and

(q) making any admission in writing to creditors that it is unable to pay its debts generally as they become due;

(r) except as set forth in Section 6.3(e), making any decisions on behalf of the Company with respect to the Company’s rights under the Management Agreement or Development Agreement;

(s) removing the Manager of the Company, provided the Manager of the Company has performed its duties under this Agreement, has acted in good faith, and has otherwise dealt fairly with the Company and its Members; and

(t) appointing a new Manager of the Company, provided the immediate prior Manager of the Company was removed pursuant to Section 6.2(s).

6.3 Majority Major Decisions. Notwithstanding any other provision hereof and in addition to those matters which pursuant to any other provisions of this Agreement require the approval of one or more of the Members, the Company may not take any action or incur any obligation binding on the Company within the scope of any of the actions or decisions listed below (each a “Majority Major Decision” and together, the “Majority Major Decisions”) unless and until the Majority Major Decision has been approved by a Majority in Interest of the Members:

(a) entering into any contract or agreement to purchase or sell or encumber the Property or any other real property;

(b) using the proceeds of an insurance claim or condemnation proceedings or other governmental taking resulting from a Total Casualty or Major Condemnation;

(c) removing the Manager of the Company, provided the Manager of the Company has failed to perform its duties under this Agreement, has failed to act in good faith, or has otherwise failed to deal fairly with the Company or any Member;

(d) appointing a new Manager of the Company, provided the immediate prior Manager of the Company was removed pursuant to Section 6.3(c);

(e) electing whether or not to terminate the Property Manager for failing to meet the performance requirements set forth in Section 2.03 of the Management Agreement; provided, however, that the Property Manager shall not be removed under the Management Agreement unless and until American Retirement Corporation, a Tennessee corporation, has been fully released from any and all obligations under that certain Exceptions to Nonrecourse Guaranty delivered by American Retirement Corporation for the benefit of Construction Lender, except to the extent that Construction Lender has then made a claim against American Retirement Corporation for any of the obligations guaranteed thereunder.

6.4 Resignation of a Manager. The Manager of the Company may resign by providing written notice to all Members. Unless otherwise Approved by the Members, any such resignation shall take effect thirty (30) days after the date such Manager gives notice to all Members, or at a later date stated in the notice of resignation. Notwithstanding the foregoing, the Manager shall not be permitted to resign pursuant to this Section 6.4 unless and until another Manager has been designated and approved by the affirmative vote of a seventy-five percent (75%) Majority in Interest of the Members, as provided in Section 6.5.

6.5 (Intentionally omitted).

6.6 Officers. The Manager may, from time to time, appoint one or more officers of the Company (each an “Officer” and, collectively, the “Officers”), and delegate to such Officer or Officers any of the Manager’s rights and powers to manage and control the business and affairs of the Company. The Manager may remove and replace any such Officer or Officers, with or without cause, in its sole and absolute discretion. An Officer shall serve until his successor is chosen by the Manager or until his earlier removal, resignation or death. Any two or more offices may be held by the same person. No Officer shall receive any compensation for his or her service as an officer of the Company. An Officer may resign at any time by giving written notice to the Manager, and no such resignation need be accepted to be effective. Any Officer appointed will have the same fiduciary duties with respect to the Company as a Manager has under the Act.

6.7 Authority of the Members. No Member may act for, obligate, or in any manner legally bind, the Company or any other Member, unless such Member has been authorized to do so, in writing, by the Manager. Any Member acting in contravention of the prohibition of the immediately preceding sentence shall indemnify, insure and hold harmless the Company, the Manager and each other Member from and against, and reimburse each such Person for, any and all liability, loss, cost, expense or damage incurred or sustained by reason thereof, including, but not limited to, court costs and reasonable attorney and paralegal fees through any and all negotiations, trials and appeals and through all settlement and collection proceedings.

6.8 Other Activities. The fact that a Manager or any Affiliate of a Manager is employed by, or is directly or indirectly interested in or connected with, any Person employed or engaged by the Company to render or perform a service, or from which the Company may purchase any property, shall not prohibit the Company from employing or engaging that Person, or from otherwise dealing with him or it, and neither the Company nor any of the Members shall have any rights in or to any income or profits derived therefrom as a consequence of the relationships created in this Agreement. The Manager, each Member and each of their respective Affiliates may engage in or possess an interest in other business ventures of every nature and description, including the purchase, development or sale of real estate, independently or with others, and neither the Company nor any of the Members shall have any rights, by virtue of this Agreement, in and to the independent ventures or the income or profits derived from them.

6.9  Conveyances. Any deed, mortgage, lease, contract of sale, or other commitment purporting to convey or encumber the interest of the Company in all or any portion of any real or personal property at any time owned or leased by the Company shall be signed by the Manager, or, upon the written authorization of the Manager, by an Officer or by a nominee of the Company then holding record title to the property for the Company, and no other signatures shall be required. No person shall be required to inquire into the authority of any individual to sign any documents pursuant to the provisions of this Section 6.9.

6.10  Construction Loan. Notwithstanding anything to the contrary in this Agreement, each Member’s rights under the Agreement shall at all times be subject to the terms and conditions of the Construction Loan, and neither Member (a) shall take, or fail to take, any action that would conflict with any material term or condition of the Construction Loan or cause a default or event of default under the Construction Loan, or (b) shall cause the Company to take, or fail to take, any action that would conflict with any material term or condition of the Construction Loan or cause of default or event of default under the Construction Loan.

ARTICLE 7
MEETINGS OF MEMBERS

7.1 Member Meetings. In the event that any matter requires the approval of the Members under the terms of this Agreement or the Act, then the Manager shall call a meeting of the Members by providing the Members with written notice of such meeting at least two (2) days and not more than ten (10) days prior to the date of the meeting. Such notice shall state the date, time, place and purpose or purposes of the meeting. The business transacted at a meeting of the Members shall be limited to the purpose(s) stated in the notice of the meeting.

7.2 Location, Conduct and Adjournments. Each meeting of the Members will be held at the Company’s principal place of business unless otherwise Approved by the Members. Unless otherwise Approved by the Members, the Manager shall act as chairman of such meeting. Any meeting of the Members may be adjourned from time to time to another date and time and, subject to the first sentence of this Section 7.2, to another place. If at the time of adjournment the person chairing the meeting announces the date, time, and place at which the meeting will be reconvened, it is not necessary to give any further notice of the reconvening. Any Member or Manager may participate in any meeting of the Members by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting will constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting will be deemed to be held at the principal place of business of the Company.

7.3 Waiver of Notice. A Member may waive notice of the date, time, place and purpose or purposes of a meeting of the Members. A waiver may be made before, at, or after the meeting, in writing, orally, or by attendance. Attendance by a Member at a meeting is a waiver of notice of that meeting, unless the Member objects at the beginning of the meeting to the transaction of business because the meeting is not properly called or convened, or objects before a vote on an item of business because the item may not properly be considered at that meeting and does not participate in the consideration of the item at that meeting.

7.4 Member Quorum and Voting. A Majority in Interest of the Members shall constitute a quorum at a meeting of the Members. If a quorum is present, the affirmative vote of a Majority in Interest of the Members shall be the act of the Members unless a greater affirmative vote is expressly required by the Certificate, this Agreement or by applicable law. Voting by proxy is not permitted. Members may participate in a meeting by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

7.5 Action by Members Without a Meeting. The Members may take any action without a meeting that could be taken at a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by Members that are necessary to authorize or take such action. Within ten (10) days after obtaining such authorization by written consent, written notice of the action taken shall be given to those Members who have not consented in writing. The notice shall fairly summarize the material features of the authorized action. Failure to provide the notice shall not invalidate the written consent.

ARTICLE 8
OPERATIONAL ISSUES; RELATED PARTY TRANSACTIONS;
COMPENSATION OF MEMBERS

8.1 Development Services. ARC Lowry, LLC, a Tennessee limited liability company (the “Developer”) shall supervise the development of the Property pursuant to the terms of a separate development agreement between the Company and the Developer attached hereto as Exhibit D. The Developer shall receive a development fee of One Million Five Hundred Thousand Dollars ($1,500,000) for its contribution to the development of the Property, and the Advisor shall receive a development fee of One Hundred Fifty Thousand Dollars ($150,000) for its contribution to the development of the Property (each respectively a “Development Fee”).

8.2 Management Services. The Property Manager shall supervise the management of the Property concurrently with the development of the Property and thereafter pursuant to the terms of the Management Agreement attached hereto as Exhibit C. The Property Manager shall receive a management fee based on five percent (5%) of accounting gross revenues from the Senior Living Facility for its contribution to the management of the Property, and the Advisor or an affiliate thereof shall receive a management fee of one-half of one percent (0.5%) of accounting gross revenues from the Senior Living Facility for its contribution to the management of the Senior Living Facility, each as more specifically determined in the Management Agreement.

8.3 Financing Fee. The Company shall pay Advisor a financing fee of one-half of one percent (0.5%) of the principal authorized amount of (i) the Construction Loan funded in connection with the development of the Property and the construction of the Senior Living Facility, which fee shall be paid at the closing of the Construction Loan, and (ii) the permanent financing involving the Property or the Senior Living Facility, which fee shall be paid at the closing of such loan, provided that Advisor shall be limited to one (1) financing fee from permanent financing.

8.4 Disposition Fee. Upon the sale of the Property, the Company shall pay Advisor a disposition fee equal to three percent (3%) of gross sales price of the Property, which fee shall be paid at the closing of such sale.

8.5 Accounting and Administrative Services. The Manager shall handle and be responsible for the obligations of the Company under Article 12 below, including the maintaining of the Company’s books of account, preparation of financial statements for the Company and preparation and filing of tax returns for the Company. The Manager shall not be compensated for its role as manager of the Company.

8.6 Guaranteed Payments. The Company may, from time to time, engage one or more Members to provide services to the Company as provided above and on such other terms and in such other instances as may be Approved by the Members. The Members intend the payments of such compensation to be guaranteed payments without regard to the income of the Company as contemplated by Code Section 707(c). The payment of any compensation to a Member pursuant to this Section 8.6 will not affect the right of such Member to allocations of income, gain, loss, deduction or credit or distributions of cash pursuant to the terms of this Agreement.

8.7 CNL Representative. The parties acknowledge that CNL is an investment entity created by the Advisor, for the purpose of investing in the Company. The parties further acknowledge that CNL Senior Housing, Inc. is the managing member of CNL with the authority to represent CNL in all matters related to this Agreement, the Management Agreement, the Development Agreement and any other matter relating to the organization and operation of the Company. CNL and Advisor represent and warrant to ARC that the Advisor shall be the sole and exclusive agent and attorney-in-fact to act on behalf of CNL, in connection with and to facilitate any and all matters relating to this Agreement, the Management Agreement, the Development Agreement and any other matter relating to the organization and operation of the Company.

ARTICLE 9
TRANSFER OF A MEMBER’S INTEREST

9.1 Restrictions on Transfer. Except as otherwise specifically set forth in this Agreement and to the fullest extent permitted by law, no Member may transfer all or any part of its Interest to any Person, other than an Affiliate of such Member, whether voluntarily, involuntarily or by operation of law, without the prior written consent of the other Member(s) and the Manager, which consent may be withheld in the sole and absolute discretion of any other Member(s) or the Manager. For purposes of this Section 9.1, “transfer” includes the sale, exchange, pledge, encumbrance or other transfer or disposition by a Member of any part of its Interest, whether for a valuable consideration or as a gift, and whether voluntarily or involuntarily. In addition to the required consents to any transfer, as a condition to any such consent, a Member or the Manager may require that the Member desiring to make the transfer provide to the Company a reasonably acceptable opinion of counsel, in form and substance reasonably acceptable, that the proposed transfer does not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws. The attorney fees and costs for such opinion and the attorney fees and costs incurred by the Company in connection with any such transfer shall be paid by the Member who is transferring all or part of its Interest.

9.2 Substituted Members. Any Person, not then a Member, to whom an Interest is transferred in accordance with the provisions of Section 9.1 shall agree in writing to be subject to the terms of this Agreement and shall, thereupon, become a substituted Member (“Substituted Member”) hereunder. Such admission as a Substitute Member shall be deemed effective immediately prior to such Transfer. A Substituted Member has, to the extent assigned, the rights and powers and is subject to the restrictions and liabilities, of a Member under this Agreement and the Act. A Substituted Member also is liable for the obligations of its assignor to make and return contributions as provided in the Act, and for certain other liabilities of the assignor as provided in the Act. If an assignee of an Interest becomes a Substituted Member, the assignor is not released from its liability to the Company to the extent provided in the Act. The Substituted Member shall pay all reasonable expenses in connection with its admission to the Company, including, but not limited to, legal fees and other costs of preparing any amendment to this Agreement deemed necessary or desirable by the Manager. If any Interest is transferred other than in accordance with the provisions of Section 9.1 and the transferee is not admitted as a Substituted Member, then such transferee will have the sole right to share in such profits and losses, to receive such distribution or distributions, and to receive such allocation of income, gain, loss, deduction or credit or similar item to which the assignor was entitled, to the extent assigned, and will not have any of the rights, power or authority of a Member hereunder or under the Act; and the transferor of such Interest shall thereafter be considered to have no further rights or interest in the Company with respect to the transferred Interest, but shall remain subject to any obligations under this Agreement and the Act with respect to such Interest.

9.3 Admission of Additional Members. With the Approval of the Members, any Person may be admitted to the Company as an additional Member upon making such contributions to the capital of the Company in exchange for such Percentage Interests as may be Approved by the Members. In the event that the Members admit any additional Member to the Company, this Agreement shall be amended or amended and restated as appropriate. The dilution resulting from the admission of any new Member shall be borne by the other Members in proportion to their respective Percentage Interests immediately prior to the admission of the new Member.

9.4 ARC Purchase Right During Construction. In the event that, prior to the completion of construction of the Senior Living Facility, a Majority in Interest of the Members exercises its right pursuant to Section 6.3(b) to use the proceeds of an insurance claim resulting from a Total Casualty or condemnation proceeds from a Major Condemnation in any manner other than the rebuilding of the Senior Living Facility, ARC shall have the right to acquire the other Members’ interest in the Company at an amount equal to the sum of their Capital Contributions.

ARTICLE 10
PURCHASE OPTION UPON BANKRUPTCY/BUY-SELL PROVISIONS

10.1 Option Rights. If a Member becomes a Bankrupt Member, then the other Member(s) shall thereupon have the right and option to purchase the entire Interest of the Bankrupt Member pursuant to the terms of Sections 10.1, 10.2, 10.3, and 10.4 of this Agreement. The Bankrupt Member shall send notice of the applicable Event of Bankruptcy to the other Member(s) within ten (10) days after the occurrence thereof. To exercise its option, a Member must provide written notice thereof to the other Member(s) within ninety (90) days after the first to occur of the following: (i) the effective date of the Bankrupt Member’s notice, and (ii) the date upon which such Member otherwise becomes aware of the applicable Event of Bankruptcy. Such notice must indicate the portion of the Bankrupt Member’s Interest that such Member desires to purchase; provided, however, that if there is more than one Member with such purchase right, then such Members will have the right to purchase the Bankrupt Member’s Interest pro rata in accordance with their respective Percentage Interests.

10.2 Obligations of Bankrupt Member. To the fullest extent permitted by law, the Bankrupt Member or its personal representative, as the case may be, shall, within ten (10) days after the last notice given pursuant to the terms of Section 10.1, execute and deliver such assignments and other instruments as shall reasonably be requested by the purchaser(s) to effect the conveyance and transfer of the Bankrupt Member’s Interest to the purchaser(s) free and clear of any and all liens, claims and encumbrances of any kind or nature whatsoever, and shall, to the extent requested by the purchaser(s), cooperate to effect a smooth and efficient continuation of the Company’s business and affairs. If the Bankrupt Member disputes the right of the purchaser(s) to purchase and succeed to the Bankrupt Member’s entire Interest, then the Bankrupt Member shall nevertheless execute instruments and cooperate with the purchaser(s) pursuant to the immediately preceding sentence, without, however, being deemed to have waived its rights to damages if the purchaser(s) shall have purchased and succeeded to the Bankrupt Member’s Interest under this Article 10 without having the right to do so. To the fullest extent permitted by law, the Bankrupt Member shall indemnify, insure and hold each of the purchaser(s) harmless from and against all loss, liability, cost or expense (including reasonable attorney fees) suffered or incurred by the purchaser(s) if the Bankrupt Member fails to properly execute instruments and cooperate with the purchaser(s) pursuant to, or shall otherwise fail to perform, its obligations under this Article 10.

10.3 Payment of Fair Value. Upon compliance by the Bankrupt Member with the provisions of Section 10.2, the purchaser(s) shall pay to the Bankrupt Member the “Fair Value” of the Bankrupt Member’s Interest (such value to be determined as of the date of the applicable Event of Bankruptcy) within thirty (30) days thereafter by delivering to the Bankrupt Member an amount equal to twenty percent (20%) of such Fair Value by official bank check, wire transfer or other immediately available funds, and a promissory note in an original principal amount equal to eighty percent (80%) of such Fair Value. Such promissory note will provide for a per annum interest rate equal to the Prime Rate as of the date of the applicable Event of Bankruptcy, will provide for four (4) equal annual payments commencing one (1) year after the date of the purchase, and shall otherwise have terms that are reasonable and customary. The “Fair Value” of the Bankrupt Member’s Interest shall be determined pursuant to the terms of Section 10.4 below.

10.4 Determination of Fair Value. For purposes of Section 10.3, the “Fair Value” of the Bankrupt Member’s Interest shall be the amount such Member would receive if the assets of the Company were sold for their fair market value, the Company’s liabilities were paid in full, gain or loss from the sale was allocated in accordance with the applicable terms of this Agreement, and the sales proceeds were distributed in accordance with the applicable terms of this Agreement. For purposes of this Section 10.4, the “Fair Value” of the Company shall be determined, as of the effective date of the applicable Event of Bankruptcy, by the average of two independent appraisals conducted by state certified appraisers, with the first appraiser chosen by the purchasing Member(s), and the other to be chosen by the Bankrupt Member or its personal representative, as the case may be, within fifteen (15) days after the effective date of notice of the appointment of the first appraiser, provided that if the Bankrupt Member or its personal representative, as the case may be, fails to timely appoint the second appraiser, then the determination of the first appraiser of the Fair Value of the Company shall be binding on all interested Persons. In the event the Non-Bankrupt Member should exercise the Option provided in Section 10.1 hereof, the Non-Bankrupt Member shall receive a credit towards the Fair Value of the Bankrupt Member’s Interest in the amount of the cost of such appraisal(s).

ARTICLE 11
DISSOLUTION, REFORMATION,
LIQUIDATION, ETC.

11.1 Termination of Membership. Except for withdrawals expressly permitted by provisions contained in Article 10 or 11, no Member shall have the right to withdraw from the Company and all Members hereby agree not to withdraw from the Company, and any attempt to do so, whether voluntary or involuntary, shall be null and void. Each of the Members agrees not to voluntarily resign from the Company or to default with respect to any obligation or undertaking contained in this Agreement or the Act.

11.2 Dissolution. The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following events (each, a “Dissolution Event”):

(a) The determination in writing to dissolve the Company by all Members;

(b) At any time when there are no Members;

(c) The sale or other disposition of all or substantially all of the assets of the Company in one transaction or a series of related transactions and the distribution of such proceeds pursuant to Section 5.4 hereof;

(d) The occurrence of a Continuation Event followed within ninety (90) days by a determination of the requisite Percentage Interests to dissolve the Company as described in Section 11.3 hereof; or

(e) The entry of a decree of judicial dissolution under Section 18-802 of the Act.

Upon the occurrence of a Dissolution Event, the Company shall be wound up and liquidated pursuant to Section 11.4 hereof.

11.3 Continuation Event. Neither the resignation, expulsion, bankruptcy or dissolution of any Member, nor the occurrence of any other event that terminates the continued membership of any Member (each, a “Continuation Event”), shall cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such Continuation Event, the Company shall be continued without dissolution, unless within ninety (90) days following such Continuation Event, a Majority in Interest of the Members (excluding the Member which has been the subject of the Continuation Event) agrees in writing to dissolve the Company.

11.4 Winding Up of the Company. Upon dissolution of the Company pursuant to Section 11.2 hereof, the Manager or if the Manager is a Member and the Continuation Event occurred with respect to such Member, such person as is designated by a Majority in Interest of the Members not subject to the Continuation Event (such person being herein referred to as the “Liquidator”), shall proceed to wind up the business and affairs of the Company upon such terms, price and conditions as are determined by the Liquidator in accordance with this Agreement and the requirements of the Act. This Agreement shall remain in full force and effect and continue to govern the rights and obligations of the Members and the conduct of the Company during the period of winding up the Company’s affairs. The Liquidator shall have and may exercise, without further authorization or consent of the Members, all of the powers conferred upon the Members under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Company. The Liquidator shall liquidate the assets of the Company, collect the debts and obligations due to the Company, and pay or provide for payment of all liabilities and obligations of the Company, including payment of every Member Loan with interest thereon and payment of any real estate commission due and payable to the Advisor pursuant to Section 8.4 hereof, after which the Liquidator shall distribute the remaining assets of the Company to the Members in accordance with their respective Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods, by the end of the Fiscal Year in which such liquidation occurs or, if later, within sixty (60) days after the date of the dissolution. The Liquidator may distribute assets in kind; provided, however, that the Liquidator shall determine the fair market value by appraisal or other reasonable means of all assets so distributed in kind.

ARTICLE 12
ACCOUNTING AND ADMINISTRATIVE MATTERS

12.1 Books and Records. The Company shall maintain true, complete and correct books of account of the Company, all in accordance with generally accepted accounting principles, or such other accounting method as may be selected by the Manager, applied on a consistent basis. The books of account shall contain particulars of all monies, goods or effects belonging to or owing to or by the Company, or paid, received, sold or purchased in the course of the business, and all of such other transactions, matters and things relating to the business as are usually entered in books of accounts kept by persons engaged in a business of a like kind and character. In addition, the Company shall keep all records required to be kept pursuant to the Act. A Member shall, upon prior written notice and during normal business hours, have access to the books and records of the Company, for the purpose of inspecting or, at the expense of such Member, copying such books and records. Any Member reviewing the books and records of the Company pursuant to the preceding sentence shall do so in a manner which does not unduly interfere with the conduct of the Company’s business.

12.2 Financial Statements. The Company shall, within twenty (20) days following the end of each Fiscal Year month, furnish to each Member monthly financial statements for the Company, prepared in accordance with generally accepted accounting principles. Additionally, the Company shall furnish to each Person who was a Member during the immediately prior Fiscal Year (i) audited financial statements for the preceding Fiscal Year prepared in accordance with generally accepted accounting principles within ninety (90) days after the close of each Fiscal Year, and (ii) a Schedule K-1 or such other form as is necessary to provide the Members with the information that is needed by them in order to file their respective federal, state or local income tax returns within forty-five (45) days after the close of each Fiscal Year.

12.3 Tax Matters Partner. The initial Manager shall be the Company’s “tax matters partner,” as such term is defined in Code Section 6231(a)(7) (the “Tax Matters Partner”). In connection therewith and in addition to all other powers given thereunto, the Tax Matters Partner shall have all other powers necessary or appropriate to fully perform such role, including, but not limited to, the power to retain all attorneys and accountants of its choice. Notwithstanding the foregoing, the Tax Matters Partner shall not settle any audits for or on behalf of the Company or its Members without the written approval of a Majority in Interest of the Members.

ARTICLE 13
INDEMNIFICATION

13.1 Indemnification. Each Member hereby agrees to defend, indemnify and hold harmless the other member, the Manager and any Officer of the Company, and each of their respective officers, directors, partners, members, shareholders, employees and agents, from and against any and all liability, loss, cost, expense or damage, including, but not limited to, court costs, expenses and reasonable attorney and paralegal fees through any and all negotiations, trials and appeals and through all settlement and collection proceedings, incurred or sustained by such member, Manager, or Officer by reason of the indemnifying Member’s fraud, bad faith, willful misconduct, gross negligence, unauthorized acts or breach of this Agreement. The Company, to the fullest extent permitted by law, hereby agrees to defend, indemnify and hold harmless each Member, Manager and Officer of the Company, and each of their respective officers, directors, partners, members, shareholders, employees and agents, from and against any and all liability, loss, cost, expense or damage incurred or sustained by reason of any act or omission in the conduct of the business of the Company, including, but not limited to, court costs, expenses and reasonable attorney and paralegal fees through any and all negotiations, trials and appeals and through all settlement and collection proceedings; provided, however, that the Company will not indemnify any Member, Manager or Officer of the Company or any officer, director, partner, member, shareholder, employee or agent of any Member or hold any of them harmless with respect to any of the foregoing that is incurred by them as the result of conduct which constitutes fraud, willful misconduct, gross negligence or breach of fiduciary duty of the party who would otherwise be entitled to be indemnified and held harmless under this Section 13.1. The provisions of this Section 13.1 shall survive the termination of this Agreement.

13.2 Advancement of Legal Costs and Expenses. The Company shall advance Company funds to any Person who is entitled to indemnification pursuant to the terms of Section 13.1 for legal expenses and other costs incurred as a result of any legal action if the following conditions are satisfied: (a) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (b) the legal action is initiated by a third party who is not a Member, or the legal action is initiated by a Member and a court of competent jurisdiction specifically approves such advancement; and (c) such Person undertakes to repay the advanced funds to the Company in cases in which such Person is not entitled to indemnification pursuant to the terms of Section 13.1.

13.3 Provisions Not Exclusive. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, vote of the Members or otherwise.

13.4 Insurance. The Company may purchase insurance to insure against the liabilities contemplated by this Article 13.

ARTICLE 14
MISCELLANEOUS MATTERS

14.1 Governing Laws. This Agreement and the rights, powers, duties and obligations of the Members hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware.

14.2 Acknowledgment. The parties acknowledge that each party to this Agreement has had equal input as to the drafting and construction of this Agreement and, accordingly, the parties intend that a court construing this Agreement shall not construe it more strictly against any of the parties hereto. Each of the Members has had this Agreement reviewed on its behalf by independent legal counsel of its choosing, or has waived its right to do so.

14.3 Notices. All notices, demands, consents, approvals, requests, offers or other communications which are to be given pursuant to the terms of this Agreement shall be in writing and shall be given (a) by registered or certified mail, return receipt requested, (b) by personal delivery, or (c) by delivery via nationally recognized overnight delivery service, and the cost and expense of any such delivery shall be borne by the sending party. Any notice sent in compliance with the above provisions shall be deemed delivered and received on the third Business Day after the day on which it was sent, or, if sooner, on the actual date received. All notices sent pursuant to this Section 14.3 shall be addressed as herein provided:

To CNL:	Denver Lowry Senior Housing, LLC
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Attn: Mike Garbers

With copies to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
450 S. Orange Avenue, Suite 800
Orlando, Florida 32801
Attn: Daniel F. McIntosh, Esquire

To ARC:	ARC Lowry, LLC
111 Westwood Place, Suite 200
Brentwood, Tennessee 37027
Attn: Chief Financial Officer

With copies to:	Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
Attn: T. Andrew Smith, Esquire

Or at such other address as is from time to time designated by the party receiving the notice. A notice shall be deemed to have been given upon delivery, evidenced by appropriate signature, pursuant to the methods described above.

14.4 Force Majeure. Notwithstanding anything herein to the contrary, no party shall be liable or responsible for, or shall be subject to any right or remedy as a result of, any loss, cost, damage, delay or circumstance, and shall be relieved of any adverse consequence, that arises, directly or indirectly, from any event or circumstance of Force Majeure. As used herein, “Force Majeure” means any event, fact, circumstance, delay, failure, loss or damage that, directly or indirectly, arises from, or as a result of, or that fails to occur because of, occurrences that are beyond, or outside of, the reasonable control of any Person or entity, including but not limited to: Acts of God; the taking, confiscation or expropriation of any property or asset; the occurrence of any casualty event; compliance with any order or directive of any governmental authority; acts of declared or undeclared war; the occurrence of any military or terrorist attack; public disorders; rebellion; sabotage; revolution; earthquakes; floods; riots; strikes; significant disruptions of the labor or employment markets; and changes in laws, rules, regulations, orders or directives of any Governmental Authority.

14.5 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the Company and supercedes and replaces any prior agreements between the parties with respect to the Company. No variations from, modifications of, amendments to or changes in this Agreement shall be binding upon any party hereto unless set forth in a document duly executed by or on behalf of such party.

14.6 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

14.7 Construction Rules. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa, as the context may require. Titles of Sections and Articles are for convenience of reference only, and shall neither limit nor amplify the provisions of this Agreement itself. References in this Agreement to particular Sections or Articles are references to Sections or Articles of this Agreement unless otherwise specifically provided. The words “hereof,” “herein,” “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise specifically provided.

14.8 Binding Effect. Subject to the restrictions on transfers and encumbrances set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned Members and their respective heirs, executors, personal and legal representatives, successors and permitted assigns. Whenever, in this instrument, a reference to any Member is made, such reference shall be deemed to include a reference to the heirs, executors, personal and legal representatives, successors and permitted assigns of such Member.

14.9 Jurisdiction and Venue. If any Member or the Company institutes any lawsuit or other action or proceeding pertaining to the Company, any right or obligation of any Member hereunder, or any breach of this Agreement, then the nonexclusive venue and jurisdiction for filing and maintaining any such lawsuit or other action or proceeding shall be in the County Court for Denver County, Colorado. To the fullest extent permitted by law, each Member, by executing this Agreement, consents and submits itself to the personal jurisdiction of such court.

14.10 Attorney Fees. In any action or proceeding between the parties concerning this Agreement or its enforcement, the prevailing party or parties in such action or proceeding shall be entitled to collect in such action or proceeding from the non-prevailing party or parties all costs of such litigation incurred by such prevailing party or parties, including, but not limited to, reasonable attorney fees and costs, through all levels of proceedings.

14.11 Counterparts. This Agreement may be executed in counterparts and any of such counterparts may be transmitted by facsimile transmission, and each of such counterparts, whether an original or a facsimile of an original, will be deemed to be an original and all of such counterparts together will constitute a single agreement.

IN WITNESS WHEREOF, the undersigned Members have executed this Agreement as of the date stated above.

Witnesses:
DENVER LOWRY SENIOR HOUSING,
LLC, a Delaware limited liability company

	By:	CNL Senior Housing, Inc., a Florida
corporation

By:
Name:		Name:
Title:

Name:	Address:		450 S. Orange Ave.
Orlando, Florida 32801

ARC Lowry, LLC, a Tennessee limited
liability company

Name:	By:
Name:
Title:

Name:	Address:	111 Westwood Place, Suite 200
Brentwood, Tennessee 37027

Exhibit “A”

(Property)

A parcel of land in the Southeast quarter of Section 16, Township 4 South, Range 67 West of the Sixth Principal Meridian, City and County of Denver, State of Colorado/ being more particularly described as follows:
For the purpose of this description the bearings are based on the Southerly line of the Southeast quarter of said Section 16, as marked by a 3-1/4" aluminum cap, PSL 29036 in Range Box at the South quarter corner and by a 3-1/4" aluminum cap in Range Box at the Southeast corner bearing South 89 degrees 31 minutes 31 seconds East.
Commencing at the South quarter corner of said Section 16;
Thence North 00 degrees 07 minutes 58 seconds East along the Westerly line of the Southeast quarter of said Section 16 a distance of 60.00 feet to a point on the Northerly right of way line of Mississippi Avenue as recorded under Reception No. 00029954 on October 2, 1986 in the City and County of Denver Clerk and Recorders Office and the Point of Beginning/¬Thence North 00 degrees 07 minutes 58 seconds East continuing along said Westerly line a distance of 561.14 feet to a point on the Southerly line of a private road as shown on the Breaker's Single Family Subdivision Plat as recorded in said Clerk and Recorders Office under Reception No. 9400092452 dated June 6, 1994:

Thence along said Southerly line the following four (4) courses;

1.	South 89 degrees 56 minutes 18 seconds East along said Southerly line a distance of 555.38 feet to a point of non-tangent curvature;

2.	Thence along the arc of a curve to the right having a central angle of 90 degrees 00 minutes 16 seconds, radius of 60.00 feet, arc length of 94.25 feet (chord bears South 44 degrees 31 minutes 39 seconds East, 84.86 feet) to a point;

3.	Thence South 00 degrees 28 minutes 29 seconds West a distance of 10.00 feet to a point

4.	Thence South 89 degrees 31 minutes 31 seconds East a distance of 18.00 feet to a point on the Westerly line of S. Valentina St. Subdivision as recorded in said Clerk and Recorders Office Reception No. 16388 dated February 2, 1992;

Thence along said Westerly line the following four (4) courses:

1.	South 00 degrees 28 minutes 29 seconds West a distance of 185.44 feet to a point;

2.	Thence South 01 degrees 37 minutes 14 seconds West a distance of 150.03 feet to a point;

3.	Thence South 00 degrees 28 minutes 29 seconds West a distance of 120.00 feet to a point of curvature;

4.	Thence along the arc of a curve to the right having a central angle of 90 degrees 00 minutes 00 seconds, radius of 30.00 feet, arc length o 47.13 feet (chord bears South 45 degrees 28 minutes 29 seconds West, 42.43 feet; to a point on said Northerly right of way line of Mississippi Avenue;

Thence North 89 degrees 31 minutes 31 seconds West along said Northerly right of way line a distance of 597.01 feet to the Point of Beginning. City and County of Denver, State of Colorado.

Exhibit B

Member’s Name and Address	Initial Capital Contributions	Percentage Interests
Denver Lowry Senior Housing, LLC CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801	$10,000,000	80%
ARC Lowery, LLC 111 Westwood Place, Suite 200 Brentwood, Tennessee 37027	$2,500,000	20%

Total	$12,500,000	100%

Exhibit C

Management Agreement

(See attached)

Exhibit D

Development Agreement

(See attached)

Exhibit E

Budgeted TCCO

(See attached)